THE CONVERTIBLE PROMISSORY NOTE AND ANY UNDERLYING SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE SECURITIES LAWS RELATING TO THE DISPOSITION OF SECURITIES, PROVIDED THAT AN OPINION OF COUNSEL TO SUCH EFFECT, REASONABLY SATISFACTORY TO THE COMPANY, IS DELIVERED TO THE COMPANY IN CONNECTION THEREWITH.

THUNDER MOUNTAIN GOLD, INC.

CONVERTIBLE PROMISSORY NOTE

$1,000,000.00

April 30, 2012
Boise, Idaho

FOR VALUE RECEIVED, Thunder Mountain Gold, Inc., a Nevada corporation (the "**Company**" or "**THMG**"), hereby promises to pay to Idaho State Gold Company, LLC, an Idaho limited liability company, 1112 West Main Street Suite 101, Boise Idaho 83702 (the "**Holder**" or "**ISGC**"), the principal sum of One Million Dollars ($1,000,000.00), together with simple interest thereon at the rate of eight percent (8.0%) per annum, from and after the Closing Date (as hereinafter defined). (This Note is hereinafter referred to as the "**Convertible Promissory Note**" or "**Note**"). This Note is subject to the following terms and conditions, to which the Holder, by acceptance of this Note, agrees:

1. **Maturity; Payment; Acceleration.**

1.1 **Maturity**. Unless converted as provided in Section 2 below, and subject to the acceleration of this Note as hereinafter provided, the outstanding principal of this Note, together with all accrued and unpaid interest thereon, shall be due and payable on or before the first to occur of (i) June 30, 2012 and (ii) the date that is fourteen business days following the date on which the parties have mutually agreed that they will not enter into a Joint Venture Agreement (as defined below) (such date is referred to herein as the "**Maturity Date**"). Interest shall be computed on the basis of a 365-day year. To secure payment of the Note on the Maturity Date, to the extent it is not converted pursuant to Section 2 below, THMG agrees to grant ISGC a first priority security interest over all of THMG's assets. The parties agree to execute a mortgage and security agreement to implement such security interest not later than May 4, 2012.

1.2 **Payment**. All payments shall be made in lawful money of the United States of America and in immediately available funds at the address of the Holder as may be from time to time designated in writing by the Holder to the Company. Payment shall be credited first to accrued interest then due and

payable and the remainder applied to principal then outstanding. This Note may not be prepaid without the consent of Holder.

1.3 **Acceleration.** The entire unpaid principal sum of this Note, together with all accrued and unpaid interest thereon, shall become immediately due and payable upon the occurrence of: (i) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company; or (ii) the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

1.4 **Closing, Delivery and Payment.**

(a) Closing. Subject to the terms and conditions herein, the closing of the transactions contemplated hereby (the "**Closing**"), shall take place on the date hereof (such date is hereinafter referred to as the "**Closing Date**").

(b) Delivery and Payment. On the Closing Date, the Company will deliver to the Holder, among other things, this Note representing the aggregate principal amount of $1,000,000 and the Holder will deliver to the Company, the sum of One Million Dollars ($1,000,000.00) by certified funds or wire transfer.

2. **Conversion Rights or Repayment.**

2.1 **Automatic Conversion into Joint Venture Interest.** If Holder and Company negotiate and execute a definitive joint venture agreement ("**Joint Venture Agreement**") for a new joint venture ("**New JV**") as contemplated by that certain "South Mountain Project Joint Venture Proposal" dated March 30, 2012 between ISGC and THMG, and complete their respective initial contributions thereto (the "**JV Closing**") prior to the Maturity Date, then the entire outstanding principal and accrued interest under this Note shall be deemed to be a capital contribution by Holder to New JV as of the JV Closing. This Note shall thereupon be deemed cancelled and the Company shall have no further obligations or duties under this Note.

2.2 **Optional Conversion into THMG Shares.**

(a) If the JV Closing does not occur, then (i) at the election of the Holder in its sole discretion, all or any portion of the outstanding principal and accrued interest under this Note shall be converted into shares of Common Stock of the Company at the Conversion Price defined herein; and (ii) any balance owed under this Note that is not so converted shall become immediately due and payable. The conversion rights shall be exercised by delivery to THMG of this Note and the completed Notice of Conversion, attached as Exhibit A, not less than three (3) business days prior to the date upon which such conversion shall occur. The Notice of Conversion may be delivered at any time prior to the Maturity Date, provided that if THMG defaults in the repayment of this Note, without limiting any other remedies of Holder, Holder may deliver the Notice of Conversion at any time prior to the date on which this Note

has been paid in full. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. The Notice of Conversion shall provide a breakdown in reasonable detail of the principal amount and accrued interest being converted. The Conversion Price shall be $0.08 per share of Common Stock ("**Conversion Price**").

(b) Securities laws. Prior to the conversion and issuance of any Common Stock pursuant to this Convertible Note, the Holder shall execute and deliver such representations, warranties, and covenants that may reasonably be required by THMG in order to comply with applicable federal and state securities law. In addition, the certificates representing the Common Stock shall contain such legends, or restrictive legends, or stop transfer instructions, as shall be required shall reasonably be required by THMG or its transfer agent in order to comply with applicable federal or state securities laws.

(c) Mechanics and Effect of Conversion. No fractional shares of the Company's common stock shall be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional shares. Upon conversion of this Note pursuant to this Section 2.2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or of any transfer agent of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to the Holder a certificate or certificates for that number of common shares to which the Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled, including a check payable to the Holder for any cash amounts representing fractional shares as described above. Upon conversion of this Note, the Company shall be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted, including without limitation, the obligation to pay such portion of the principal amount and accrued interest; provided, however, that in the event the Holder elects to convert less than all of the principal and accrued interest due hereunder which is then outstanding as of the date of conversion, the remaining outstanding principal balance of this Note which is not so converted, and any accrued but unpaid interest thereon, shall remain payable by the Company in accordance with the terms of this Note. A new Note will be issued to the registered Holder in the remaining principal amount of this Note.

2.3 **Repayment in Cash**. To the extent that any outstanding principal or accrued interest due under this Note is not converted pursuant to Section 2.1 or 2.2 above for any reason, such amounts shall be payable in cash on the Maturity Date as set forth in Section 1 above. At and after the repayment of this Note any and all unexercised conversion rights hereunder shall expire and all such unexercised conversion rights shall without any action on behalf of THMG become null and void. THMG shall not be required to provide notice to the Holder hereof of the expiration of the conversion rights hereunder, and the conversion rights shall automatically expire without any required prior notice from THMG.

2.4 **Registration Rights**. Neither Holder nor its assigns or transferees has any rights to require registration of any securities of the Company. With a view to making available to the Holder the benefits of Rule 144 promulgated under the Securities Act of 1933, as amended (the "**Securities Act**") and any

other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144;

(b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the "**Exchange Act**"); and

(c) furnish to the Holder promptly upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

3. **Representations and Warranties.**

3.1 **Representations and Warranties of the Holder**. The Holder makes the following representations and warranties to the Company:

(a) The Holder has the power and authority to enter into this Note. All action on the part of the Holder necessary for the execution, delivery and performance of this Note and the consummation of the transactions contemplated hereby has been taken.

(b) The Holder is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as presently in effect.

3.2 **Representations and Warranties of the Company**. The Company makes the following representations and warranties to the Holder:

(a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada and has the company power and authority to own its property and carry on its business as owned and carried on at the date hereof. The Company has the corporate power and authority to execute and deliver this Note and to perform its obligations hereunder and the execution, delivery, and performance of this Note have been duly authorized by all necessary company action. This Note constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to any limitations imposed by laws applicable to bankruptcy, insolvency, or creditors' rights generally and the availability of equitable remedies.

(b) Subject Rules 3.2, 4.1, 4.3, and 5.2 of the TSX-V Corporate Finance Manual, the execution, delivery, and performance of this Note will not do any of the following: (i) conflict with,

violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, or any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to the Company; (ii) conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company; or (iii) conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any material agreement or other material instrument to which the Company is a party or by which the Company is or may be bound other than those consents obtained prior to the date hereof.

(c) Subject Rules 3.2, 4.1, 4.3, and 5.2 of the TSX-V Corporate Finance Manual, no consent, approval, or authorization of, or filing, registration, or qualification with, any governmental authority or exchange is required to be obtained by the Company in connection with the execution, delivery, or performance of this Note.

(d) The Company has good and marketable title to all of its material assets, whether real or personal, tangible or intangible, free and clear of any liens or adverse claims or interests.

(e) To the best of the Company's knowledge there is no action, suit, complaint, proceeding, inquiry, or investigation at law or in equity, or by or before any governmental authority, nor any order, decree, or judgment in effect, now pending or, , threatened against or affecting the Company.

4. **Covenants of the Company**. The Company covenants and agrees that so long as any amount remains outstanding under this Note:

4.1 The Company shall use the proceeds of the loan evidenced by this Note only as set forth on Schedule A hereto.

4.2 The Company shall do or cause to be done all things necessary to preserve, renew, and keep in full force and effect its existence and its material rights.

4.3 The Company shall maintain true and complete books and records of account. Subject to applicable securities laws and regulations, including Regulation FD, the Company shall furnish to the Holder such financial statements and other information about the financial condition, properties, and operations of the Company as the Holder may from time to time reasonably request.

4.4 The Company shall give the Holder prompt notice of any default by the Company in the payment of any outstanding indebtedness or any event that causes any outstanding indebtedness of the Company to become due prior to the Maturity Date.

5. **Transfer; Successors and Assigns**. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge or otherwise transfer this Note without the prior written

consent of the Company. Subject to the preceding sentences, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company, together with a written opinion of counsel to the effect that the proposed assignment will not violate applicable securities laws. Thereupon, a new note for the same principal amount will be issued to, and registered in the name of, the permitted transferee. Any assignment shall be made by surrender of this Note to the Company or at the office of its stock transfer agent, whereupon the Company shall, without charge, execute and deliver a new Note in the name of the assignee named in such instrument or assignment and this Note shall promptly be cancelled.

6. **Governing Law; Venue**. This Note shall be governed, construed and interpreted in accordance with the laws of the State of Idaho, without giving effect to principles of conflicts of law. Exclusive venue of any suit or action brought to enforce this Note, or any obligations contained herein or in any instrument or document referred to herein or contemplated hereby, shall in reside in a court of competent jurisdiction in Ada County, Idaho.

7. **Amendments and Waivers**. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Notwithstanding the foregoing, no waiver of, or exceptions to, any term, condition or provision of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

8. **No Shareholder Rights.** Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent to or to receive notice as a shareholder in respect of meetings of members for the election of directors of the Company or any other matters or rights whatsoever as a shareholder of the Company; and no dividends or other distributions shall be payable or accrued in respect of this Note or the interest represented hereby or the shares of capital stock obtainable upon conversion of this Note until, and only to the extent that, this Note shall have been so converted.

9. **Reservation of Common Shares.** The Company covenants that from and after the date of issuance of this Note until paid in full or otherwise converted, the Company will reserve a sufficient number of common shares to provide for the issuance of such shares upon the conversion of this Note. The Company further covenants that all common shares that may be issued upon the conversion of this Note will be free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). The Company agrees that its issuance of this Note shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of common stock upon the conversion of this Note.

10. **Notices.** Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally, or by a nationally-recognized delivery service (such as FedEx or UPS), or three (3) days after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified, (i) with respect to the Company, at its principal

executive offices, and (ii) with respect to the Holder of this Note, at such Holder's address as it appears in the records of the Company (unless otherwise indicated in writing by such Holder).

11. **Lost, Stolen or Mutilated Note.** In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of and in substitution for any Note which has been lost, stolen or destroyed, a new Note of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or evidence and, if requested by the Company, an indemnity from the Holder satisfactory to the Company and its counsel.

12. **Attorneys Fees.** If any action at law or in equity, including action for injunctive relief, is brought relating to this Note or the breach hereof, the prevailing party in any final judgment or award, or the non-dismissing party in the event of a dismissal with prejudice, shall be entitled to recover the full amount of all reasonable expenses, including all court costs and reasonable attorneys' fees paid or incurred.

13. **Miscellaneous.**

13.1 **Entire Agreement.** This Note constitutes the entire understanding and agreement among the parties with regard to the subject matter hereof and thereof.

13.2 **Severability.** If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance hereof shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

13.3 **No Third Party Beneficiaries.** Nothing in this Note, by implication or otherwise, is intended to confer upon any party other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

13.4 **Maximum Payments.** Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

13.5 **Compliance With The Securities Act.**

(a) Neither this Note nor the underlying securities issuable upon conversion thereof have been registered under the Securities Act or under the laws of any state of the United States. This Note or the underlying securities or any other security issued or issuable upon exercise of this Note, may not be sold, transferred or otherwise disposed of unless registered under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and all applicable state securities laws.

(b) By accepting this Note, the Holder hereby acknowledges to the Company that this Note and the underlying securities to be issued herein, have not been approved or disapproved by the United States Securities and Exchange Commission, the State of Nevada, any other state securities agencies, or foreign jurisdictions..

13.6 **Securities Laws Disclosure; Publicity**. Immediately following the Closing, the Company will issue a press release disclosing the execution of this Note. Within 4 business days of the date of the Closing, the Company will file with the SEC a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including as exhibits thereto this Note. In addition, the Company will make such other filings and notices in the manner and time required by the SEC, the TSX-V, and the Financial Industry Regulatory Authority.

IN WITNESS WHEREOF, the Company has caused this Convertible Promissory Note to be executed and delivered by its duly authorized officer as of this __ day of April, 2012.

THUNDER MOUNTAIN GOLD, INC.

By: ______________________
Eric Jones, President

AGREED AND ACCEPTED:

IDAHO STATE GOLD COMPANY, LLC

______________________ 4-20-12
Sima Muroff, Manager

71451379.5 0046058-00002

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert all or part of the Note into Common Stock

[Name and Address of Holder]

The Undersigned hereby converts $_________ of the principal and interest due on [specify applicable Repayment Date] under the Convertible Promissory Note issued by THUNDER MOUNTAIN GOLD, INC. dated April __, 2012 into Shares of Common Stock of THUNDER MOUNTAIN GOLD, INC. on and subject to the conditions set forth in such Note.

1. Date of Conversion ______________________
2. Fixed Conversion Price: $______________________
3. Amount to be paid: $______________________
4. Shares To Be Delivered (3 divided by 2): ________________

By:______________________________
Name:____________________________
Title:_____________________________